Exhibit 99.1

ALTRIA REPORTS 2013 SECOND-QUARTER AND FIRST-HALF RESULTS;
REVISES 2013 FULL-YEAR EPS GUIDANCE

▪	Altria's 2013 second-quarter reported diluted earnings per share (EPS) increased 5.0% to $0.63, as comparisons were impacted by special items

▪	Altria's 2013 second-quarter adjusted diluted EPS, which excludes the impact of special items, increased 5.1% to $0.62

▪	Altria's 2013 first-half reported diluted EPS increased 10.9% to $1.32, as comparisons were impacted by special items

▪	Altria's 2013 first-half adjusted diluted EPS, which excludes the impact of special items, increased 7.4% to $1.16

▪	Altria revises its 2013 full-year reported diluted EPS guidance from a range of $2.50 to $2.56 to a range of $2.51 to $2.56

▪
Altria revises its 2013 full-year adjusted diluted EPS guidance from a range of $2.35 to $2.41 to a range of $2.36 to $2.41, representing a growth rate of 7% to 9% from an adjusted diluted EPS base of $2.21 in 2012

RICHMOND, Va. - July 23, 2013 - Altria Group, Inc. (Altria) (NYSE: MO) today announced its 2013 second-quarter and first-half business results, and revised its guidance for 2013 full-year reported and adjusted diluted EPS based on its performance for the first half of 2013 and expectations for the second half of the year.
"Altria delivered solid financial results for the second quarter and first six months of 2013," said Marty Barrington, Chairman and Chief Executive Officer of Altria. "The company's diverse business model delivered adjusted diluted earnings per share growth of 5.1% for the second quarter and 7.4% for the first half of the year."
"All three of our reportable segments delivered adjusted operating companies income and margin growth in the second quarter and first half," said Mr. Barrington. "Altria's companies also continue to innovate with new products for adult tobacco consumers. Nu Mark's plans for introducing MarkTen e-cigarettes into a lead market in August of this year are on-track."
Conference Call
As previously announced, a conference call with the investment community and news media will be webcast on July 23, 2013 at 9:00 a.m. Eastern Time. Access to the webcast is available at altria.com.

6601 West Broad Street, Richmond, VA 23230

Cost Management
Altria's current cost reduction program for its tobacco and service company subsidiaries remains on-track and is expected to deliver $400 million in annualized savings versus previously planned spending by the end of 2013.
Cash Returns to Shareholders - Dividends
In May 2013, Altria's Board of Directors (the Board) declared a regular quarterly dividend of $0.44 per common share. The current annualized dividend rate is $1.76 per common share. As of July 17, 2013, Altria's annualized dividend yield was 4.8%.
Altria expects to continue to return a large amount of cash to shareholders in the form of dividends by maintaining a dividend payout ratio target of approximately 80% of its adjusted diluted EPS. Future dividend payments remain subject to the discretion of the Board.
Cash Returns to Shareholders - Share Repurchase Program
During the second quarter of 2013, Altria repurchased 3.7 million shares of its common stock at an average price of $36.27 for a total cost of approximately $135 million, as part of its previously announced $300 million share repurchase program. As of the end of the second quarter of 2013, Altria had approximately $165 million remaining in this program, which it intends to complete by the end of the year. The timing of share repurchases depends upon marketplace conditions and other factors, and the program remains subject to the discretion of the Board.
Previously Announced Capital Markets Activities
In May 2013, Altria issued $1 billion of new senior unsecured notes, comprised of $350 million of 2.95% notes that mature in 2023 and $650 million of 4.5% notes that mature in 2043.
Revised 2013 Full-Year Guidance
Altria revises its 2013 full-year guidance for reported diluted EPS from a range of $2.50 to $2.56 to a range of $2.51 to $2.56.
Altria also revises its 2013 full-year guidance for adjusted diluted EPS, which excludes the special items shown in Table 1, from a range of $2.35 to $2.41 to a range of $2.36 to $2.41, representing a growth rate of 7% to 9% from an adjusted diluted EPS base of $2.21 per share in 2012.

The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to this forecast. Reconciliations of full-year adjusted to reported diluted EPS are shown in Table 1.

Table 1 - Altria's Full-Year Earnings Per Share Guidance Excluding Special Items
	Full Year
	2013 Guidance			2012	Change
Reported diluted EPS	$2.51	to	$2.56	$2.06	22%	to	24%
Loss on early extinguishment of debt			—	0.28
NPM Adjustment Settlement			(0.16)	—
Asset impairment, exit and implementation costs			—	0.01
SABMiller special items			0.01	(0.08)
PMCC leveraged lease benefit			—	(0.03)
Tax items*			—	(0.03)
Adjusted diluted EPS	$2.36	to	$2.41	$2.21	7%	to	9%
* Excludes the tax impact of the Philip Morris Capital Corporation (PMCC) leveraged lease benefit.
Altria anticipates that its 2013 full-year reported effective tax rate and effective tax rate on operations will be approximately 35.5%.

ALTRIA GROUP, INC.
Altria reports its financial results, including diluted EPS, in accordance with U.S. generally accepted accounting principles (GAAP). Altria's management reviews operating companies income (OCI), which is defined as operating income before corporate expenses and amortization of intangibles, to evaluate segment performance and allocate resources. Altria's management also reviews OCI, operating margins and EPS on an adjusted basis, which excludes certain income and expense items that management believes are not part of underlying operations. These items may include, for example, loss on early extinguishment of debt, restructuring charges, SABMiller plc (SABMiller) special items, certain PMCC leveraged lease items, certain tax items, tobacco and health judgments and settlements of certain NPM adjustment disputes. Altria's management does not view any of these special items to be part of Altria's sustainable results as they may be highly variable and difficult to predict and can distort underlying business trends and results. Altria's management also reviews income tax rates on an adjusted basis. Altria's effective tax rate on operations may exclude certain tax items from its reported effective tax rate. Altria's management believes that adjusted measures for OCI, operating margins and EPS, as well as the effective tax rate on operations, provide useful insight into underlying business trends and results and provide a more meaningful comparison of year-over-year results. Altria's management uses adjusted measures internally for planning, forecasting and evaluating the performance of Altria's businesses, including allocating resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not consistent with GAAP, and should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Reconciliations of adjusted measures to corresponding GAAP measures are provided in the release. Comparisons are to the same prior-year period unless otherwise stated.
Effective January 1, 2013, Altria's reportable segments are smokeable products, manufactured and sold by Philip Morris USA Inc. (PM USA) and John Middleton Co. (Middleton); smokeless products, manufactured and sold by or on behalf of U.S. Smokeless Tobacco Company LLC (USSTC) and PM USA; and wine, produced and/or distributed by Ste. Michelle Wine Estates Ltd. (Ste. Michelle). Prior-period segment data have been recast to conform with the current-period segment presentation.
Altria's net revenues decreased 2.8% to $6.3 billion for the second quarter of 2013 and decreased 2.5% to $11.8 billion for the first half of 2013 primarily due to lower net revenues from the smokeable products segment, partially offset by higher net revenues from the smokeless products and wine segments. Altria's revenues net of excise taxes decreased 1.2% to $4.5 billion for the second quarter of 2013 and decreased 0.9% to $8.5 billion for the first half of 2013.
Altria's 2013 second-quarter reported diluted EPS increased 5.0% to $0.63 primarily due to higher reported OCI in the smokeable and smokeless products segments, lower interest and other debt expense and fewer shares outstanding, partially offset by the PMCC leveraged lease benefit in the second quarter of 2012 discussed below. Altria's second-quarter adjusted diluted EPS, which excludes the impact of special items shown in Table 2, grew 5.1% to $0.62 primarily due to higher OCI in the smokeable and smokeless products segments, lower interest and other debt expense and fewer shares outstanding, partially offset by lower earnings from Altria's equity investment in SABMiller.
For the first half of 2013, Altria's reported diluted EPS increased 10.9% primarily due to higher reported OCI in the smokeable products segment resulting from PM USA's previously disclosed settlement with certain states of the non-participating manufacturer adjustment disputes for 2003-2012 (NPM Adjustment Settlement), higher reported OCI in the smokeless products segment, lower interest and other debt expense and fewer shares outstanding. These factors were partially offset by lower earnings from Altria's equity investment in SABMiller, primarily due to gains from SABMiller's strategic alliance transactions in the first quarter of 2012, and the PMCC leveraged lease benefit in the second quarter of 2012 discussed below. Altria's adjusted diluted EPS, which excludes the special items shown in Table 2, increased 7.4% for the first half of 2013 primarily due to higher OCI in the smokeable and smokeless products segments, lower interest and other debt expense, fewer shares outstanding and higher earnings from Altria's equity investment in SABMiller.

Table 2 - Altria's Adjusted Results Excluding Special Items

	Second Quarter			Six Months Ended June 30,
	2013	2012	Change	2013	2012	Change
Reported diluted EPS	$0.63	$0.60	5.0%	$1.32	$1.19	10.9%
NPM Adjustment Settlement	(0.01)	—		(0.16)	—
Asset impairment, exit and implementation costs	—	0.01		—	0.01
SABMiller special items	—	0.01		—	(0.09)
PMCC leveraged lease benefit	—	(0.03)		—	(0.03)
Adjusted diluted EPS	$0.62	$0.59	5.1%	$1.16	$1.08	7.4%
NPM Adjustment Settlement
Comparisons of Altria's second-quarter and first-half reported diluted EPS were impacted by PM USA's NPM Adjustment Settlement. As a result of the settlement, PM USA recorded a $36 million reduction to cost of sales for the second quarter of 2013 and a $519 million reduction to cost of sales for the first half of 2013. The EPS impact of the settlement is shown in Table 2 and Schedules 6 and 7.
Restructuring Charges
Comparisons of Altria's second-quarter and first-half reported diluted EPS were also impacted by net pre-tax restructuring charges that Altria's operating companies recorded in 2012 for asset impairment, exit and implementation costs related to the current cost reduction program. These net pre-tax restructuring charges are reflected in Schedules 2 and 4 and the EPS impact is shown in Table 2.
SABMiller Special Items
Special items related to Altria's equity investment in SABMiller further impacted comparisons of Altria's second-quarter and first-half reported diluted EPS. For the second quarter and first half of 2013, SABMiller special items included gains related to divestitures as well as asset impairment charges, costs related to SABMiller's economic and social development program in South Africa and costs related to SABMiller's "business capability programme."
SABMiller special items for the first half of 2012 included gains resulting from its strategic alliance transactions with Anadolu Efes and Castel. For the second quarter and first half of 2012, SABMiller special items also included costs related to SABMiller's "business capability programme," its acquisition of Foster's Group Limited and its economic and social development program in South Africa. The EPS impact of these special items is shown in Table 2 and Schedules 6 and 7.
PMCC Leveraged Lease Benefit
Comparisons of Altria's second-quarter and first-half reported diluted EPS were also impacted by a closing agreement (Closing Agreement) that Altria entered into with the Internal Revenue Service in the second quarter of 2012 that conclusively resolved the federal income tax treatment for all prior and future tax years of certain leveraged lease transactions entered into by PMCC. As a result of the Closing

Agreement, Altria recorded a one-time net earnings benefit of $68 million during the second quarter of 2012 due primarily to lower than estimated interest on tax underpayments. The net benefit was recorded as a decrease of $75 million to the provision for income taxes and was partially offset by a reduction to cumulative lease earnings of $7 million against net revenues. The EPS impact of this one time benefit is shown in Table 2 and Schedules 6 and 7.
Tobacco and Health Judgments
Comparisons of Altria's second-quarter and first-half reported diluted EPS were also impacted by charges related to tobacco and health judgments. For the first half of 2013, PM USA incurred pre-tax charges of $5 million related to tobacco and health judgments and related interest cost of $1 million. For the second quarter and first half of 2012, PM USA incurred a pre-tax charge of $1 million for tobacco and health judgments. These charges, excluding related interest cost, are reflected in Schedules 2 and 4. The interest cost is included in Schedules 1 and 3, "Interest and other debt expense, net."

SMOKEABLE PRODUCTS
The smokeable products segment grew adjusted OCI and adjusted OCI margin for the second quarter and first half of 2013 primarily through higher pricing. PM USA grew its total cigarette retail share versus both prior year periods and Marlboro's retail share for the first half of 2013.
For the second quarter and first half of 2013, the smokeable products segment's net revenues decreased 3.8% and 3.2%, respectively, primarily due to lower reported shipment volume, partially offset by higher pricing. Revenues net of excise taxes decreased 2.3% for the second quarter of 2013 and 1.7% for the first half of 2013.
The smokeable products segment's 2013 second-quarter and first-half reported OCI increased 5.2% and 18.4%, respectively, primarily due to PM USA's NPM Adjustment Settlement, higher pricing and lower selling, general and administrative expenses, partially offset by lower reported shipment volume. Adjusted OCI, which is calculated excluding the special items identified in Table 3, grew 1.5% for the second quarter and 1.4% for first half of 2013.
Adjusted OCI margin for the smokeable products segment increased 1.6 percentage points to 43.0% for the second quarter of 2013 and 1.3 percentage points to 42.5% for the first half of 2013. Revenues and OCI for the smokeable products segment are summarized in Table 3.

Table 3 - Smokeable Products: Revenues and OCI ($ in millions)

	Second Quarter			Six Months Ended June 30,
	2013	2012	Change	2013	2012	Change
Net revenues	$5,678	$5,903	(3.8)%	$10,646	$11,003	(3.2)%
Excise taxes	(1,741)	(1,875)		(3,265)	(3,497)
Revenues net of excise taxes	$3,937	$4,028	(2.3)%	$7,381	$7,506	(1.7)%

Reported OCI	$1,726	$1,640	5.2%	$3,646	$3,079	18.4%
NPM Adjustment Settlement	(36)	—		(519)	—
Asset impairment, exit and implementation costs, net	1	25		2	11
Tobacco and health judgments	—	1		5	1
Adjusted OCI	$1,691	$1,666	1.5%	$3,134	$3,091	1.4%
Adjusted OCI margins*	43.0%	41.4%	1.6 pp	42.5%	41.2%	1.3 pp
*Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.
PM USA's 2013 second-quarter reported domestic cigarettes shipment volume decreased 6.7% primarily due to the industry's rate of decline and changes in trade inventories, partially offset by retail share gains. PM USA believes that the trade built more inventory during the second quarter of 2012, which negatively impacted the comparison of PM USA's second-quarter 2013 reported domestic cigarettes shipment volume. After adjusting for changes in trade inventories, PM USA estimates that its second-quarter 2013 domestic cigarettes shipment volume was down approximately 3.5% and that total cigarette category volume was down approximately 4% for the same period. PM USA's cigarette volume performance for the second quarter of 2013 is summarized in Table 4.
PM USA's 2013 first-half reported domestic cigarettes shipment volume decreased 6.0% primarily due to the industry's rate of decline, one less shipping day and changes in trade inventories, partially offset by retail share gains. After adjusting for one less shipping day and changes in trade inventories, PM USA estimates that its 2013 first-half domestic cigarettes shipment volume was down approximately 4%, in line with the estimated decline rate for total cigarette category volume for the same period. PM USA's cigarette volume performance for the first half of 2013 is summarized in Table 4.
Middleton's 2013 second-quarter and first-half reported cigars shipment volume declined 8.0% and 12.4%, respectively, primarily due to changes in wholesale inventories and retail share losses. Middleton's volume performance for machine-made large cigars is summarized in Table 4.

Table 4 - Smokeable Products: Shipment Volume (sticks in millions)

	Second Quarter			Six Months Ended June 30,
	2013	2012	Change	2013	2012	Change
Cigarettes:
Marlboro	29,119	31,381	(7.2)%	54,554	58,294	(6.4)%
Other premium	2,040	2,290	(10.9)%	3,822	4,326	(11.7)%
Discount	2,660	2,560	3.9%	4,944	4,719	4.8%
Total cigarettes	33,819	36,231	(6.7)%	63,320	67,339	(6.0)%

Cigars:
Black & Mild	294	319	(7.8)%	563	642	(12.3)%
Other	4	5	(20.0)%	8	10	(20.0)%
Total cigars	298	324	(8.0)%	571	652	(12.4)%

Total smokeable products	34,117	36,555	(6.7)%	63,891	67,991	(6.0)%
Note: Cigarettes volume includes units sold as well as promotional units, but excludes units sold in Puerto Rico and U.S. Territories, to Overseas Military and by Philip Morris Duty Free Inc., none of which, individually or in aggregate, is material to the smokeable products segment.
Marlboro's retail share for the second quarter of 2013 was unchanged versus the prior year period and grew 0.1 share point for the first half of 2013. In July 2013, PM USA expanded distribution of Marlboro NXT to an additional 23 states, primarily in the eastern U.S.
PM USA's retail share for the second quarter of 2013 increased 0.3 share points due to retail share gains by L&M in Discount, partially offset by share losses on other portfolio brands. For the first half of 2013, PM USA's retail share grew 0.4 share points driven by share gains by L&M in Discount and Marlboro, partially offset by share losses on other portfolio brands. PM USA's cigarette retail share performance is summarized in Table 5.
In the machine-made large cigars category, Black & Mild's retail share for the second quarter and first half of 2013 decreased 0.5 and 1.8 share points, respectively, driven primarily by competitive activity, including high levels of low-priced, imported machine-made large cigars. On a sequential basis, Black & Mild's 2013 second-quarter retail share increased 1.4 share points versus the first quarter of 2013. Middleton's retail share performance for the second quarter and first half of 2013 is summarized in Table 5.

Table 5 - Smokeable Products: Retail Share (percent)

	Second Quarter			Six Months Ended June 30,
	2013	2012	Percentage point change	2013	2012	Percentage point change
Cigarettes:
Marlboro	43.7%	43.7%	—	43.6%	43.5%	0.1
Other premium	3.1	3.3	(0.2)	3.1	3.3	(0.2)
Discount	3.9	3.4	0.5	3.9	3.4	0.5
Total cigarettes	50.7%	50.4%	0.3	50.6%	50.2%	0.4

Cigars:
Black & Mild	29.8%	30.3%	(0.5)	29.1%	30.9%	(1.8)
Other	0.2	0.2	—	0.2	0.2	—
Total cigars	30.0%	30.5%	(0.5)	29.3%	31.1%	(1.8)
Note: Retail share results for cigarettes are based on data from IRI/MSAi, a tracking service that uses a sample of stores and certain wholesale shipments to project market share and depict share trends. Retail share results for cigars are based on data from IRI InfoScan, a tracking service that uses a sample of stores to project market share and depict share trends. Both services track sales in the Food, Drug and Mass Merchandisers (including Wal-Mart), Convenience, Military, Dollar Store and Club trade classes. For other trade classes selling cigarettes, retail share is based on shipments from wholesalers to retailers (STARS). These services are not designed to capture sales through other channels, including the internet, direct mail and some illicitly tax-advantaged outlets. Retail share results for cigars are based on data for machine-made large cigars. Middleton defines machine-made large cigars as cigars made by machine that weigh greater than three pounds per thousand, except cigars sold at retail in packages of 20 cigars. Because the cigars service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is IRI's standard practice to periodically refresh its services, which could restate retail share results that were previously released in these services.

SMOKELESS PRODUCTS
The smokeless products segment grew its adjusted OCI and adjusted OCI margin for the second quarter and first half of 2013 primarily through higher volume and higher pricing. USSTC grew Copenhagen and Skoal's combined volume and retail share in both periods.
The smokeless products segment's 2013 second-quarter and first-half net revenues increased 7.5% and 5.2%, respectively, primarily due to higher volume and higher pricing, partially offset by higher promotional investments and unfavorable mix due to growth in products introduced in recent years at a lower, popular price. For the second quarter and first half of 2013, the smokeless product segment's revenues net of excise taxes increased 6.5% and 4.9%, respectively.
The smokeless products segment's reported and adjusted OCI for the second quarter of 2013 increased 12.5% primarily due to higher volume, higher pricing and lower selling, general and administrative costs, partially offset by higher promotional investments and unfavorable mix due to growth in products introduced in recent years at a lower, popular price. Reported OCI for the first half of 2013 increased 13.9% primarily due to the factors discussed above and the impact of restructuring charges in the first quarter of 2012 related to the cost reduction program. Adjusted OCI for the smokeless products segment, which is calculated excluding special items identified in Table 6, grew 9.1% for the first half of 2013. Adjusted OCI margin for the smokeless products segment grew 3.3 percentage points to 63.5% for the second quarter of 2013 and 2.4 percentage points to 62.4% for the first half of 2013.

Table 6 - Smokeless Products: Revenues and OCI ($ in millions)

	Second Quarter			Six Months Ended June 30,
	2013	2012	Change	2013	2012	Change
Net revenues	$458	$426	7.5%	$848	$806	5.2%
Excise taxes	(33)	(27)		(59)	(54)
Revenues net of excise taxes	$425	$399	6.5%	$789	$752	4.9%

Reported OCI	$270	$240	12.5%	$492	$432	13.9%
Asset impairment, exit and implementation costs, net	—	—		—	19
Adjusted OCI	$270	$240	12.5%	$492	$451	9.1%
Adjusted OCI margins*	63.5%	60.2%	3.3 pp	62.4%	60.0%	2.4 pp
*Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.
For the second quarter and first half of 2013, USSTC and PM USA's combined reported domestic smokeless products shipment volume increased 4.6% and 4.0%, respectively, due to volume growth for Copenhagen and Skoal, partially offset by volume declines for Other portfolio brands.
Copenhagen and Skoal's combined shipment volume increased 5.8% for the second quarter and 5.4% for the first half of 2013. For both the second quarter and first half of 2013, Copenhagen's volume grew 8.8%, as the brand continued to benefit from products introduced in recent years. Skoal's volume increased 1.8% for the second quarter of 2013 and 0.8% for the first half of 2013.
USSTC and PM USA believe that the smokeless products category's volume grew at an estimated rate of approximately 5% over the 12 months ending June 30, 2013. Adjusted smokeless products volume is difficult to estimate on a quarterly basis. However, after adjusting for changes in trade inventories and year-over-year calendar differences, USSTC and PM USA estimate that their combined 2013 first-half adjusted smokeless products shipment volume grew at a rate similar to the 12-month category growth rate. USSTC and PM USA's combined volume performance for smokeless products is summarized in Table 7.

Table 7 - Smokeless Products: Shipment Volume (cans and packs in millions)

	Second Quarter			Six Months Ended June 30,
	2013	2012	Change	2013	2012	Change

Copenhagen	106.7	98.1	8.8%	200.2	184.0	8.8%
Skoal	73.8	72.5	1.8%	138.2	137.1	0.8%
Copenhagen and Skoal	180.5	170.6	5.8%	338.4	321.1	5.4%
Other	20.0	21.1	(5.2)%	37.8	40.5	(6.7)%
Total smokeless products	200.5	191.7	4.6%	376.2	361.6	4.0%
Note: Other includes certain USSTC and PM USA smokeless products. Volume includes cans and packs sold, as well as promotional units, but excludes international volume, which is not material to the smokeless products segment. New types of smokeless products, as well as new packaging configurations of existing smokeless products, may or may not be equivalent to existing moist smokeless tobacco (MST) products on a can for can basis. To calculate volumes of cans and packs shipped, USSTC and PM USA have assumed that one pack of snus, irrespective of the number of pouches in the pack, is equivalent to one can of MST.
For both the second quarter and first half of 2013, Copenhagen and Skoal's combined retail share increased 0.6 share points. Copenhagen's retail share grew 1.6 share points for the second quarter of

2013 and 1.5 share points for the first half of 2013, as the brand continued to benefit from products introduced over the past several years. Skoal's 2013 second-quarter and first-half retail share declined 1.0 and 0.9 share points, respectively, primarily due to competitive activity and Copenhagen's strong performance.
USSTC and PM USA's combined retail share for the second quarter of 2013 was unchanged versus the prior year period, as retail share gains by Copenhagen were offset by losses for Skoal and Other portfolio brands. For the first half of 2013, USSTC and PM USA's combined retail share decreased by 0.2 share points, as retail share losses for Skoal and Other portfolio brands were mostly offset by Copenhagen gains. USSTC and PM USA's combined smokeless products retail share performance is summarized in Table 8.

Table 8 - Smokeless Products: Retail Share (percent)

	Second Quarter			Six Months Ended June 30,
	2013	2012	Percentage point change	2013	2012	Percentage point change

Copenhagen	29.0%	27.4%	1.6	28.9%	27.4%	1.5
Skoal	21.7	22.7	(1.0)	21.8	22.7	(0.9)
Copenhagen and Skoal	50.7	50.1	0.6	50.7	50.1	0.6
Other	4.3	4.9	(0.6)	4.3	5.1	(0.8)
Total smokeless products	55.0%	55.0%	—	55.0%	55.2%	(0.2)
Note: Retail share results for smokeless products are based on data from IRI InfoScan, a tracking service that uses a sample of stores to project market share and depict share trends. The service tracks sales in the Food, Drug and Mass Merchandisers (including Wal-Mart), Convenience, Military, Dollar Store and Club trade classes on the number of cans and packs sold. Smokeless products is defined by IRI as moist smokeless and spit-free tobacco products. Other includes certain USSTC and PM USA smokeless products. New types of smokeless products, as well as new packaging configuration of existing smokeless products, may or may not be equivalent to existing MST products on a can for can basis. USSTC and PM USA have assumed that one pack of snus, irrespective of the number of pouches in the pack, is equivalent to one can of MST. All other products are considered to be equivalent on a can for can basis. Because this service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is IRI's standard practice to periodically refresh its InfoScan services, which could restate retail share results that were previously released in this service.

WINE
Ste. Michelle delivered strong 2013 second-quarter and first-half OCI growth through higher shipment volume.
Ste. Michelle grew net revenues for the second quarter and first half of 2013 by 7.0% and 9.1%, respectively, primarily due to higher shipment volume. Revenues net of excise taxes grew 7.3% for the second quarter of 2013 and 9.1% for the first half of 2013.
Ste. Michelle increased OCI for the second quarter and first half of 2013 by 13.6% and 21.6%, respectively, primarily due to higher shipment volume. Ste. Michelle expanded OCI margins by 1.0 percentage point for the second quarter of 2013 and by 1.9 percentage points for the first half of 2013. Revenues and OCI for the wine segment are summarized in Table 9.

Table 9 - Wine: Revenues and OCI ($ in millions)

	Second Quarter			Six Months Ended June 30,
	2013	2012	Change	2013	2012	Change
Net revenues	$137	$128	7.0%	$263	$241	9.1%
Excise taxes	(5)	(5)		(10)	(9)
Revenues net of excise taxes	$132	$123	7.3%	$253	$232	9.1%

Reported and Adjusted OCI	$25	$22	13.6%	$45	$37	21.6%
Reported and Adjusted OCI margins*	18.9%	17.9%	1.0 pp	17.8%	15.9%	1.9 pp
*Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.
Ste. Michelle's 2013 second-quarter and first-half reported wine shipment volume increased 7.7% and 8.6%, respectively, primarily due to increased distribution. Ste. Michelle's reported shipment volume performance for wine is summarized in Table 10.

Table 10 - Wine: Shipment Volume (cases in thousands)

	Second Quarter			Six Months Ended June 30,
	2013	2012	Change	2013	2012	Change

Chateau Ste. Michelle	654	628	4.1%	1,184	1,156	2.4%
Columbia Crest	413	412	0.2%	798	753	6.0%
14 Hands	336	224	50.0%	653	440	48.4%
Other	448	454	(1.3)%	901	907	(0.7)%
Total Wine	1,851	1,718	7.7%	3,536	3,256	8.6%

Altria’s Profile
Altria directly or indirectly owns 100% of each of PM USA, USSTC, Middleton, Nu Mark LLC (Nu Mark), Ste. Michelle and PMCC. Altria holds a continuing economic and voting interest in SABMiller.
The brand portfolios of Altria’s tobacco operating companies include such well-known names as Marlboro, Black & Mild, Copenhagen and Skoal. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle, Columbia Crest, 14 Hands and Stag’s Leap Wine Cellars, and it imports and markets Antinori, Champagne Nicolas Feuillatte and Villa Maria Estate products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission. More information about Altria is available at altria.com.

Forward-Looking and Cautionary Statements
This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2012 and its Quarterly Report on Form 10-Q for the period ended March 31, 2013.
These factors include the following: Altria’s tobacco businesses (including PM USA, USSTC, Middleton and Nu Mark) being subject to significant competition; changes in adult tobacco consumer preferences and demand for their products; fluctuations in raw material availability, quality and price; reliance on key facilities and suppliers; reliance on critical information systems, many of which are managed by third-party service providers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; federal, state and local legislative activity, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on trade inventories, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and, from time to time, governmental investigations.
Furthermore, the results of Altria’s tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop, manufacture, market and distribute products that appeal to adult tobacco consumers (including, where appropriate, through arrangements with third parties); to improve productivity; and to protect or enhance margins through cost savings and price increases.
Altria and its tobacco businesses are also subject to federal, state and local government regulation, including broad-based regulation of PM USA and USSTC by the U.S. Food and Drug Administration (FDA). Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.
Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc.

Altria Client Services	Altria Client Services
Investor Relations	Media Relations
804-484-8222	804-484-8897

Schedule 1
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Quarters Ended June 30,
(dollars in millions, except per share data)
(Unaudited)

	2013	2012	% Change

Net revenues	$6,305	$6,487	(2.8)%
Cost of sales (*)	1,972	2,086
Excise taxes on products (*)	1,779	1,907
Gross profit	2,554	2,494	2.4%
Marketing, administration and research costs	489	541
Asset impairment and exit costs	1	16
Operating companies income	2,064	1,937	6.6%
Amortization of intangibles	5	5
General corporate expenses	58	55
Operating income	2,001	1,877	6.6%
Interest and other debt expense, net	264	293
Earnings from equity investment in SABMiller	(227)	(223)
Earnings before income taxes	1,964	1,807	8.7%
Provision for income taxes	698	581
Net earnings	1,266	1,226	3.3%
Net earnings attributable to noncontrolling interests	—	(1)
Net earnings attributable to Altria Group, Inc.	$1,266	$1,225	3.3%

Per share data:
Basic and diluted earnings per share attributable to Altria Group, Inc.	$0.63	$0.60	5.0%

Weighted-average diluted shares outstanding	2,002	2,027	(1.2)%

(*) Cost of sales includes charges for resolution expenses related to state settlement and other tobacco agreements, and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 5.

					Schedule 2
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data by Segment
For the Quarters Ended June 30,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2013	$5,678	$458	$137	$32	$6,305
2012	5,903	426	128	30	6,487
% Change	(3.8)%	7.5%	7.0%	6.7%	(2.8)%

Reconciliation:
For the quarter ended June 30, 2012	$5,903	$426	$128	$30	$6,487
PMCC leveraged lease charge - 2012	—	—	—	7	7
Operations	(225)	32	9	(5)	(189)
For the quarter ended June 30, 2013	$5,678	$458	$137	$32	$6,305

	Operating Companies Income
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2013	$1,726	$270	$25	$43	$2,064
2012	1,640	240	22	35	1,937
% Change	5.2%	12.5%	13.6%	22.9%	6.6%

Reconciliation:
For the quarter ended June 30, 2012	$1,640	$240	$22	$35	$1,937
Asset impairment and exit costs - 2012	16	—	—	—	16
Implementation costs - 2012	9	—	—	—	9
PMCC leveraged lease charge - 2012	—	—	—	7	7
Tobacco and health judgments - 2012	1	—	—	—	1
	26	—	—	7	33

NPM Adjustment Settlement - 2013	36	—	—	—	36
Asset impairment and exit costs - 2013	(1)	—	—	—	(1)
	35	—	—	—	35
Operations	25	30	3	1	59
For the quarter ended June 30, 2013	$1,726	$270	$25	$43	$2,064
Note: Prior-period segment data have been recast to conform with the current-period segment presentation.

Schedule 3
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Six Months Ended June 30,
(dollars in millions, except per share data)
(Unaudited)

	2013	2012	% Change

Net revenues	$11,833	$12,134	(2.5)%
Cost of sales (*)	3,271	3,878
Excise taxes on products (*)	3,334	3,560
Gross profit	5,228	4,696	11.3%
Marketing, administration and research costs	951	1,024
Asset impairment and exit costs	1	37
Operating companies income	4,276	3,635	17.6%
Amortization of intangibles	10	10
General corporate expenses	113	106
Operating income	4,153	3,519	18.0%
Interest and other debt expense, net	525	586
Earnings from equity investment in SABMiller	(483)	(743)
Earnings before income taxes	4,111	3,676	11.8%
Provision for income taxes	1,460	1,255
Net earnings	2,651	2,421	9.5%
Net earnings attributable to noncontrolling interests	—	(1)
Net earnings attributable to Altria Group, Inc.	$2,651	$2,420	9.5%

Per share data:
Basic and diluted earnings per share attributable to Altria Group, Inc.	$1.32	$1.19	10.9%

Weighted-average diluted shares outstanding	2,003	2,030	(1.3)%

(*) Cost of sales includes charges for resolution expenses related to state settlement and other tobacco agreements, and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 5.

					Schedule 4
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data by Segment
For the Six Months Ended June 30,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2013	$10,646	$848	$263	$76	$11,833
2012	11,003	806	241	84	12,134
% Change	(3.2)%	5.2%	9.1%	(9.5)%	(2.5)%

Reconciliation:
For the six months ended June 30, 2012	$11,003	$806	$241	$84	$12,134
PMCC leveraged lease charge - 2012	—	—	—	7	7
Operations	(357)	42	22	(15)	(308)
For the six months ended June 30, 2013	$10,646	$848	$263	$76	$11,833

	Operating Companies Income
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2013	$3,646	$492	$45	$93	$4,276
2012	3,079	432	37	87	3,635
% Change	18.4%	13.9%	21.6%	6.9%	17.6%

Reconciliation:
For the six months ended June 30, 2012	$3,079	$432	$37	$87	$3,635
Asset impairment and exit costs - 2012	23	14	—	—	37
Implementation (gain) costs - 2012	(12)	5	—	—	(7)
PMCC leveraged lease charge - 2012	—	—	—	7	7
Tobacco and health judgments - 2012	1	—	—	—	1
	12	19	—	7	38

NPM Adjustment Settlement - 2013	519	—	—	—	519
Asset impairment and exit costs - 2013	(1)	—	—	—	(1)
Implementation costs - 2013	(1)	—	—	—	(1)
Tobacco and health judgments - 2013	(5)	—	—	—	(5)
	512	—	—	—	512
Operations	43	41	8	(1)	91
For the six months ended June 30, 2013	$3,646	$492	$45	$93	$4,276
Note: Prior-period segment data have been recast to conform with the current-period segment presentation.

			Schedule 5
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data by Segment
(dollars in millions)
(Unaudited)

	For the Quarters Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012
The segment detail of excise taxes on products sold is as follows:

Smokeable products	$1,741	$1,875	$3,265	$3,497
Smokeless products	33	27	59	54
Wine	5	5	10	9
	$1,779	$1,907	$3,334	$3,560

The segment detail of charges for resolution expenses related to state settlement and other tobacco agreements included in cost of sales is as follows:

Smokeable products*	$1,216	$1,312	$1,836	$2,434
Smokeless products	3	2	6	5
	$1,219	$1,314	$1,842	$2,439

The segment detail of FDA user fees included in cost of sales is as follows:

Smokeable products	$59	$54	$117	$109
Smokeless products	—	—	1	1
	$59	$54	$118	$110

*Amounts include a pre-tax credit of $36 million and $519 million for the quarter and six months ended June 30, 2013, respectively, related to the NPM Adjustment Settlement.

		Schedule 6
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.
For the Quarters Ended June 30,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS
2013 Net Earnings	$1,266	$0.63
2012 Net Earnings	$1,225	$0.60
% Change	3.3%	5.0%

Reconciliation:
2012 Net Earnings	$1,225	$0.60

2012 Asset impairment, exit and implementation costs	15	0.01
2012 SABMiller special items	13	0.01
2012 PMCC leveraged lease benefit	(68)	(0.03)
2012 Tobacco and health judgments	1	—
2012 Tax items (*)	11	—
Subtotal 2012 special items	(28)	(0.01)

2013 NPM Adjustment Settlement	23	0.01
2013 SABMiller special items	2	—
Subtotal 2013 special items	25	0.01

Fewer shares outstanding	—	0.01
Operations	44	0.02
2013 Net Earnings	$1,266	$0.63

2013 Net Earnings Adjusted For Special Items	$1,241	$0.62
2012 Net Earnings Adjusted For Special Items	$1,197	$0.59
% Change	3.7%	5.1%

(*) Excludes the tax impact included in the PMCC leveraged lease benefit.

		Schedule 7
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.
For the Six Months Ended June 30,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS
2013 Net Earnings	$2,651	$1.32
2012 Net Earnings	$2,420	$1.19
% Change	9.5%	10.9%

Reconciliation:
2012 Net Earnings	$2,420	$1.19

2012 Asset impairment, exit and implementation costs	18	0.01
2012 SABMiller special items	(184)	(0.09)
2012 PMCC leveraged lease benefit	(68)	(0.03)
2012 Tobacco and health judgments	1	—
2012 Tax items (*)	11	—
Subtotal 2012 special items	(222)	(0.11)

2013 NPM Adjustment Settlement	334	0.16
2013 Asset impairment, exit and implementation costs	(1)	—
2013 SABMiller special items	(7)	—
2013 Tobacco and health judgments	(4)	—
Subtotal 2013 special items	322	0.16

Fewer shares outstanding	—	0.02
Operations	131	0.06
2013 Net Earnings	$2,651	$1.32

2013 Net Earnings Adjusted For Special Items	$2,329	$1.16
2012 Net Earnings Adjusted For Special Items	$2,198	$1.08
% Change	6.0%	7.4%

(*) Excludes the tax impact included in the PMCC leveraged lease benefit.

		Schedule 8
ALTRIA GROUP, INC.
and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in millions)
(Unaudited)

	June 30, 2013	December 31, 2012
Assets
Cash and cash equivalents	$2,571	$2,900
Inventories	1,701	1,746
Deferred income taxes	1,217	1,216
Other current assets	371	453
Property, plant and equipment, net	2,040	2,102
Goodwill and other intangible assets, net	17,242	17,252
Investment in SABMiller	6,502	6,637
Finance assets, net	2,345	2,581
Other long-term assets	451	442
Total assets	$34,440	$35,329

Liabilities and Stockholders' Equity
Current portion of long-term debt	$1,984	$1,459
Accrued settlement charges	2,088	3,616
Other current liabilities	2,998	3,184
Long-term debt	12,890	12,419
Deferred income taxes	6,560	6,652
Accrued postretirement health care costs	2,498	2,504
Accrued pension costs	1,293	1,735
Other long-term liabilities	530	556
Total liabilities	30,841	32,125
Redeemable noncontrolling interest	33	34
Total stockholders' equity	3,566	3,170
Total liabilities and stockholders' equity	$34,440	$35,329

Total debt	$14,874	$13,878